Exhibit 99.1

SOURCECORP Reports 1st Quarter 2005 Operating Results and Comments
on Full Year Guidance

DALLAS, Texas (May 10, 2005) – SOURCECORP, Inc. (NASDAQ: SRCP), a leading provider of business process outsourcing (BPO) and consulting solutions, today reported revenues for the first quarter of 2005 of $105.9 million and earnings of $0.46 per share.

First Quarter 2005 Operating Results

The Company today reported $105.9 million of revenue for the first quarter of 2005 compared to $95.8 million for the same quarter of the prior year, an increase of 11 percent. During the first quarter of 2005, the Company entered into an agreement with one of its customers impacted by the facts related to the Company’s 2004 internal investigation.  As a result of the agreement, during the first quarter of 2005 the Company recognized remediation revenue of $4.1 million contributing to the year over year revenue increase.  Excluding the positive effect of the remediation revenue, the Company achieved year over year revenue growth of 6 percent.

Q1 Revenue Results
From Continuing Operations
(in millions)

	2004	2005	% Change
As Reported	$95.8	$105.9	11%
Less: Remediation Revenue	—	(4.1)	N/A
As Adjusted	$95.8	$101.8	6%

The Company’s 2005 revenue increase, excluding the remediation revenue, is largely driven by stronger volumes in our information management service offering, particularly with clients in the healthcare payer, mortgage services and government vertical markets.  In addition, the Company experienced strong revenue volumes from our legal class action claim administration service offering that benefited from a higher level of small to medium size project activity.

The Company reported earnings before taxes from continuing operations of $12.1 million for the first quarter of 2005, an increase of $7.8 million or approximately 181 percent.  In addition, the Company reported fully diluted earnings per share from continuing operations of $0.46 for the first quarter of 2005, an increase of $0.30 or approximately 188 percent.  The following factors primarily contributed to the favorable current year variances:  a) $4.1 million of earnings related to the above noted remediation revenue, b) $2.6 million of lower legal and professional fees related to the settlement of a large legal matter in 2004 ($3.9 million) offset by expense incurred during 2005 related to the Company’s 2004 internal investigation ($1.3 million), and c) $1.1 million due to improved operating results related to revenue growth in information management and legal class action claims administration and margin expansion due to productivity and quality initiatives within the information management service offering.

Operating Performance
Q1 2004 versus Q1 2005
(in millions, except earnings per share)

	Earnings Before Taxes from Continuing Operations	Earnings Per Share
Q1 2004	$4.3	$0.16
Contributing Factors:
Remediation Revenue	$4.1	$0.16
Lower legal and professional fees	2.6	0.10
2005 net operating performance improvements	1.1	0.04
Q1 2005	$12.1	$0.46

Mr. Ed H. Bowman, Jr., President and CEO, commented, “We are particularly pleased with the improvement in revenues, earnings before taxes and margins demonstrated by our information management service offering.  It’s important to see returns continuing to materialize as a result of the investment over the past several years in sales, IT personnel and infrastructure.  Additionally, it’s equally as important to realize the progress achieved in our class action claims administration service offering resulting from last year’s investments in stronger marketing and sales effort.”

First Quarter 2005 Divestiture activity

During the first quarter of 2005, the Company completed the planned divestiture of a small operating subsidiary that provides application solutions to state and local governments resulting in cash proceeds of $0.2 million and $0.1 million of promissory notes we expect to collect over the next 15 months.  The sale resulted in approximately a $0.01 loss per share from discontinued operations.

First Quarter 2005 Cash Flow

The Company reported first quarter operating cash flow from continuing operations of ($4.4) million compared to $0.1 million during the same period in 2004.  The net cash used by operations is attributable to a significant increase in working capital.

Days sales outstanding improved by two days during the first quarter of 2005 decreasing to 43 business days. Excluding the effect of the remediation revenue, days sales outstanding were flat with year end 2004 at 45 business days.

During the first quarter of 2005, the Company’s debt outstanding increased to $94.5 million compared to $87.8 million at year-end 2004. This increase was primarily due to the combination of net cash used by operations and capital expenditures of $5.7 million during the current quarter, partially offset by a $3.5 million decrease in cash balances and proceeds from divestiture of $0.2 million. The Company’s debt to total capital was approximately 24 percent at the end of the current quarter.

New Business Wins

The Company closed new business from new customers, new business from existing customers and renewal of existing customers’ contracts during the first quarters of 2005 with an estimated value of contracts closed of approximately $63 million.  “We are pleased with our continued progress in sales and the first quarter of 2005 represents our fifth consecutive quarter of new business wins in excess of $50.0 million.  We believe our strong business wins are a direct result of the actions we have taken over the last two years in strengthening our national sales presence, an intense focus on customer satisfaction, and the investments made in our technology infrastructure and operating platforms”, stated Mr. Bowman.

The total estimated value of contracts closed is an estimate of the total expected revenue to be derived over the term of the contract measured at the approximate time of contract execution.  The Company has not undertaken, and does not undertake, to update such estimates over time.  Anticipated contract volumes and revenue routinely increase or decrease from the date the contract is executed causing the contract value estimated at contract execution to change, in some case by material amounts. Further, contracts from time to time are subsequently partially or completely terminated by us or by the customer, and such contracts may have represented a large portion of the expected revenue estimated at the time of contract execution.  As such, estimates on such dates may not represent current estimates for such contracts.

2005 Financial Guidance

The Company previously provided 2005 financial guidance for revenue of approximately $400 to $425 million, earnings per share from continuing operations in the range of $1.35 to $1.55 and operating cash flow of $35 to $50 million.  The earnings per share guidance included legal and investigation costs (approximately $0.09) of which approximately $0.05 occurred during the first quarter of 2005.

Based on current trends evidenced during early 2005, in order to appreciably exceed the low end of the previously provided guidance, the Company must experience stronger revenue volumes and profitability within our Legal and HealthSERVE service offerings.  Other factors that may cause actual results to deviate from previously provided revenue and earnings per share guidance include, but are not limited to, variance from expected implementation costs associated with new contracts, variance from expected revenues or costs associated with existing contracts, the timing of commencement of new projects and sales results and the discontinuance of a significant customer arrangement.

The guidance provided above specifically excludes any direct or indirect effects or impact on the Company’s financial results from the Company’s internal investigation, including, but not limited to, any associated penalties or potential customer remediation action and positive effects prior period restatements adjustments may have on 2005 financial results including the $4.1 million of remediation revenue recognized in the first quarter and any additional amounts that may by recognized throughout the remainder of 2005.

Recent Schedule 13D

The Company notes that one of its stockholders, JANA Partners LLC, filed a Schedule 13D, dated May 9, 2005. SOURCECORP will carefully consider nominees for appointment to the Board of Directors in accordance with the Company’s nominating and governance process as conducted by its independent Nominating and Corporate Governance Committee. In response to JANA’s request that the Company consider an individual proposed by JANA as a potential nominee, after deliberation, and consistent with our nomination philosophy, the Company’s Board has agreed to consider an individual proposed by JANA as a potential Board nominee; however, the Board neither initiated the offer nor agreed to appoint such individual at this time.

About SOURCECORP®

SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S.

SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.  SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.

For more information about SOURCECORP’s solutions visit the SOURCECORP website at www.srcp.com.The statements in this press release that are not historical fact are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the actual final costs of our internal investigation, the company’s ongoing SEC investigation, the potential impairment of our ability to enter into government contracts as a result of the conduct that was the subject of our investigation, remediation costs relating to our investigation, the potential customer impact of the results of our investigation, the effect of our investigation and financial statement restatement on the trading price of our stock, the outcome of our currently pending putative securities class action matters, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers’ needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact SOURCECORP:

Barry Edwards, EVP & Chief Financial Officer: 214.740.6690

Bryan Hill, VP & Chief Accounting Officer: 214.740.6695

SOURCECORP™
Condensed Consolidated Statements of Operations
In Thousands (Except Earnings Per Share)
(Unaudited)

	Three Months Ended March 31,
	2004	2005
Total Revenue	$95,816	$105,932
Cost of services exclusive of depreciation	56,393	58,536
Depreciation	3,200	3,423
Gross Profit	36,223	43,973
SG & A Expenses	31,068	30,221
Amortization	89	206
Operating Income	5,066	13,546
Interest and other (income) expense, net	775	1,481
Income from continuing operations before income taxes	4,291	12,065
Provision for income taxes	1,716	4,710
Income from continuing operations	2,575	7,355
Income (loss) from discontinued operations, net of tax	(510)	(221)
Net income	$2,065	$7,134

Net income per share
Basic
Continuing Operations	$0.16	$0.47
Discontinued Operations	(0.03)	(0.01)
Total Operations	$0.13	$0.46
Diluted
Continuing Operations	$0.16	$0.46
Discontinued Operations	(0.03)	(0.01)
Total Operations	$0.13	$0.45
Weighted Average Common Shares Outstanding
Basic	16,096	15,670
Diluted	16,448	15,963